Exhibit 10.1

AGREEMENT

     THIS AGREEMENT (“Agreement”) is made as of the 17th day of January, 2005, by and between CHRISTIAN L. ALLISON (“Executive”) and TOLLGRADE COMMUNICATIONS, INC., a Pennsylvania corporation (the “Corporation”) (Executive and the Corporation are referred to sometimes hereinafter individually as “Party” and collectively as, the “Parties”).

W I T N E S S E T H:

     WHEREAS, Executive is a founder of the Corporation and has served as its Chief Executive Officer for 9 years and as its Chairman; and

     WHEREAS, pursuant to that certain Employment Agreement dated as of December 13, 1995, as amended from time to time (the “Employment Agreement”), Executive currently is employed by the Corporation as its Chairman and Chief Executive Officer; and

     WHEREAS, Executive and the Corporation have mutually agreed that Executive’s employment with the Corporation will terminate effective as of 12:01 a.m. on January 18, 2005 (the “Retirement Date”); and

     WHEREAS, Executive is a member of the Board of Directors of the Corporation (the “Board” or “Board of Directors”); and

     WHEREAS, Executive and the Corporation also have mutually agreed that Executive will resign as a director of the Corporation effective as of the Retirement Date; and

     WHEREAS, on and subject to the terms and conditions of this Agreement, Executive and the Corporation desire to settle fully and finally all matters between them, including, without limitation, any matters that relate to Executive’s employment, the termination of that employment, or Executive’s association with the Corporation generally, whether as an employee, director, officer, shareholder or otherwise.

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, the Parties hereto, intending to be legally bound, agree as follows:

     1. Retirement of Executive.

               (a) Executive hereby resigns his employment with the Corporation, his position as an officer and director of the Corporation and any and all positions he holds with the Corporation, its subsidiary companies, or any of its other affiliates, effective as of the Retirement Date. From and after the Retirement Date, Executive shall not make any statements or engage in conduct which would lead any person or entity to believe that he is an employee, officer, director, consultant (except as set forth in Section 11 hereof), agent or other authorized representative of the Corporation or any of its subsidiaries.

               (b) The Corporation acknowledges and agrees that the resignation of Executive constitutes the termination of employment of an employee being voluntarily terminated with the consent of the Corporation for purposes of the Corporation’s 1995 Long-

Term Incentive Compensation Plan (as amended through January 24, 2002) and that, accordingly, all options to acquire stock of the Corporation held by Executive are vested as of the Retirement Date shall remain exercisable by Executive for a period of not less than one year after the Retirement Date.

     2. Separation Pay.

               (a) The Corporation shall pay to Executive as separation pay the following payments, to be paid on the Retirement Date:

(i)	an amount equal to the sum of (A) Executive’s base salary through the Retirement Date to the extent not theretofore paid and (B) any vacation pay and other cash entitlements accrued by Executive as of the Retirement Date to the extent not theretofore paid;

(ii)	two times his current base salary of $315,000, for a total of $630,000; and

(iii)	a lump sum payment of $75,000.

               (b) The Corporation will withhold from any amount to be paid to Executive pursuant to Section 2(a) the appropriate deductions as required by federal, state and local law, and the net amount will be paid to Executive.

               (c) If any payment or payments (“Contract Payment(s)”) due Executive pursuant to this Agreement other than this subsection 2(c) result in an excise tax being imposed on the Executive pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor federal taxing provision to such Section 4999 (“Excise Tax”), then the Corporation shall pay to Executive at the time when each Contract Payment is made an amount (a “Gross-Up Payment”) such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Contract Payments.

     3. Employee Benefits, Corporation-Related Business Expenses and D&O Coverage.

               (a) The Corporation shall pay on behalf of Executive all premiums for Executive and his spouse to continue receiving, through the second anniversary of the Retirement Date, medical, dental, prescription drug and vision insurance, no less favorable than that provided to employees of the Corporation generally during such period, whether through COBRA continuation coverage (which Executive agrees to elect) or otherwise. Notwithstanding the foregoing, if Executive and his spouse become eligible for coverage under a medical, dental, prescription drug and vision insurance plan of another employer prior to the second anniversary of the Retirement Date, the Corporation’s obligations under this Section 3 shall terminate as of the date Executive and his spouse become so eligible.

               (b) Executive shall be reimbursed by the Corporation for any and all business expenses incurred by Executive which are eligible for reimbursement under the Corporation’s existing policies and procedures which are incurred on or before the Retirement Date. Such reimbursement shall be made in the ordinary course upon Executive’s submission of all documentation in compliance with the Corporation’s existing policies and procedures. In connection therewith, the Corporation shall either forward to Executive upon its receipt the 2005 Home Plate Club Pirates’ tickets previously ordered in the name of the Corporation and paid for by Executive or reimburse him for such payment.

               (c) The Corporation shall maintain in effect indemnification rights to the fullest extent permitted by applicable law covering Executive for Executive’s action taken or omissions occurring at or prior to the Retirement Date.

               (d) Through the sixth anniversary of the Retirement Date, the Corporation shall maintain, if available in the directors’ and officers liability insurance market, directors’ and officers’ liability insurance covering Executive for Executive’s action taken or omissions occurring at or prior to the Retirement Date on terms which in the aggregate are not less favorable than the terms of such current insurance coverage.

               (e) Executive shall be entitled to receive any vested benefits payable to him under the terms of any employee benefit plan or program of the Corporation (including, without limitation, its 401(k) plan) in accordance with the terms of such plan or program.

     4. Return of Corporation Property. Executive agrees that he will promptly return to the Corporation all property belonging to the Corporation and that he will otherwise comply with the Corporation’s normal employment termination procedures. By way of example only, the Corporation’s property includes, but is not limited to, items such as keys, vehicles, credit cards, cell phones, pagers, computers, all originals and copies (regardless of the form or format on which such originals and copies are maintained) of all Corporation specifications and pricing information, all customer lists and other customer-related information, all supplier lists and other supplier-related information, computer discs, tapes and other documents which relate to the business of the Corporation and/or its customers and/or its suppliers. Notwithstanding the foregoing, the slides relating to the Corporation’s history, management philosophy and classroom presentations relating to the Corporation currently in the possession of Executive may be retained and used by him.

     5. Standstill Provision. Through the second anniversary of the Retirement Date, Executive and his Representatives (as defined below) shall not, directly or indirectly, without the prior written consent of the Board: (a) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, more than five percent (5%) of any outstanding class of voting securities or securities convertible into voting securities of the Corporation, (b) propose to, or attempt to induce any other individual or entity to, enter into, directly or indirectly, any merger, consolidation, business combination, asset purchase (other than routine purchases in the ordinary course of business of product offered for sale by the Corporation) or other similar transaction involving the Corporation or any of its affiliates, (c) make, or in any way participate in any solicitation of proxies to vote, execute any consent as a Corporation shareholder, act to call a meeting of the Corporation’s shareholders, make a proposal to be acted upon by the Corporation’s shareholders or seek to advise or influence any person with respect to the voting or not voting of any securities of the Corporation, (d) form, join or in any way participate in a partnership, syndicate, joint venture or other “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), with respect to any voting securities of the Corporation or transfer Executive’s voting rights with respect to any securities of the Corporation (by voting trust or otherwise), (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Corporation or seek a position on the Board, (f) disclose any intention, plan or arrangement inconsistent with the foregoing, or (g) advise, assist or encourage any other persons in connection with any of the foregoing. If Executive has initiated any of the foregoing activities prior to the Retirement Date, Executive shall cease, terminate and otherwise refrain from conducting such activities and shall take any and all necessary steps to effect the foregoing and any proposals made by Executive as a shareholder of the Corporation on or before the Retirement Date, are hereby withdrawn. As used herein, the term “Representative” shall include Executive’s employees, agents, investment bankers, advisors, affiliates and associates of any of the foregoing and persons under the control of any of the foregoing (as the term “affiliate,” “associate” and “control” are defined under the 1934 Act). Executive also agrees during such period not to request the Corporation or its representatives, directly or indirectly, to amend or waive any provision of this Section 5 (including this sentence) to take any action which might require the Corporation to make a public announcement regarding the possibility of a merger, consolidation, business combination or other transaction of any kind with the Executive or any affiliate of the Executive.

     6. Mutual General Release and Covenant Not-to-Sue.

               (a) By Executive.

(i)	Executive, for himself, his agents, attorneys, representatives, affiliates, heirs and assigns and all persons claiming by, through, for or under any of them or on any of their behalf, hereby fully and forever releases, discharges and holds harmless the Corporation, its subsidiaries and other affiliates, predecessors, successors and benefit plans, their respective shareholders, officers, directors, employees, administrators, agents and representatives, insurers and re-insurers, claims professionals, attorneys, heirs and assigns (individually, a “Releasee” and collectively, “Releasees”), from any and all Claims which Executive may have had, may now have, or may hereafter claim or assert against the Releasees on account of any matter whatsoever, arising out of or relating to (A) Executive’s employment or termination of employment or other association with the Corporation, its subsidiaries or other affiliates (as an employee, director, officer, shareholder or otherwise) or (B) any other act, event, failure to act or thing which has occurred or was created at any time on or before the Retirement Date. As used herein, “Claims” shall mean all claims, counterclaims, cross-claims, actions, causes of action, demands, obligations, debts, disputes, covenants, contracts, agreements, rights, suits, rights of contribution and indemnity, liens, expenses, assessments, penalties, charges, injuries, losses, costs (including, without limitation, attorneys’ fees and costs of suit), damages (including, without limitation, compensatory, consequential, bad faith or punitive damages), and liabilities, direct or indirect, of any and every kind, character, nature and manner whatsoever, in law or in equity, civil or criminal, administrative or judicial, in contract or in tort (including, without limitation, bad faith and negligence of any kind) or otherwise, whether now known or unknown, claimed or unclaimed, asserted or unasserted, suspected or unsuspected, discovered or undiscovered, accrued or unaccrued, anticipated or unanticipated, fixed or contingent, liquidated or unliquidated, state or federal, under common law, statute or regulation. Without limiting the generality hereof, this release covers Claims based upon torts (such as, for example, negligence, fraud, defamation, wrongful discharge); express and implied contracts (except this Agreement); federal, state or local statutes and ordinances; and every other source of legal rights and obligations which may be validly waived or released.

(ii)	Executive covenants and represents that he has not filed and will not in the future file or permit to be filed in his name, or on his behalf, any lawsuit or other legal proceeding (including but not limited to any claim for unemployment compensation benefits) asserting Claims which are within the scope of the release in Section 6(a)(i) against any of the Releasees. Further, Executive represents and warrants that he has not suffered any on-the-job injury for which he has not filed a claim.

(iii)	Nothing contained in this Section 6(a) shall be deemed to waive any remedy available to Executive at law or in equity in the event of a breach by the Corporation of its obligations under this Agreement.

(iv)	Excluded from the release and covenant not to sue set forth in Sections 6(a)(i) and 6(a)(ii), respectively, are any Claims which cannot be waived by law, any rights that may arise after the Retirement Date (including matters arising pursuant to this Agreement) and the right to file a charge of discrimination with an administrative agency (such as the U.S. Equal Employment Opportunity Commission) (Executive hereby waives, however, any right to monetary or other recovery should any such agency pursue any claims on Executive’s behalf).

(v)	Executive acknowledges and agrees that it is his intention that the release set forth in Section 6(a)(i) be effective as a full and final release of each and every thing released herein.

               (b) By the Corporation.

(i)	The Corporation, for itself, its subsidiaries and other affiliates, agents, attorneys, representatives, heirs and assigns and all persons claiming by, through, for or under any of them or on any of their behalf, hereby fully and forever releases, discharges and holds harmless Executive, his affiliates, agents, representatives, attorneys, heirs and assigns (individually, an “Executive Releasee” and collectively, “Executive Releasees”), from any and all Claims which the Corporation may have had, may now have, or may hereafter claim or assert against the Executive Releasees, on account of any matter whatsoever, arising out of or relating to (A) Executive’s employment or termination of employment, service as a director of or fiduciary acting on behalf of the Corporation, or any other association with the Corporation, its subsidiaries or any of its other affiliates (whether as an employee, officer, shareholder or otherwise), or (B) any other act, event, failure to act or thing which has occurred or was created at any time on or before the Retirement Date.

(ii)	The Corporation covenants and represents that it has not filed and will not in the future file or permit to be filed in its name, or on its behalf, any lawsuit or other legal proceeding asserting Claims which are within the scope of this release against any of the Executive Releasees.

(iii)	Excluded from the release and covenant not to sue set forth in Sections 6(b)(i) and 6(b)(ii), respectively, are any Claims which cannot be waived by law, any rights that may arise after the Retirement Date (including matters arising pursuant to this Agreement) and any Claims against any Executive Releasee for fraud (as to which the Corporation represents that as of the date hereof it has no basis to believe that any fraud has been commited by Executive) , deceit, theft or misrepresentation.

(iv)	The Corporation acknowledges and agrees that it is its intention that the release set forth in Section 6(b)(i) be effective as a full and final release of each and every thing released herein.

     7. Corporation’s Information; Nondisclosure; Related Matters.

               (a) Executive recognizes and acknowledges that: (i) in the course of Executive’s employment by the Corporation it was necessary for Executive to acquire information which included, in whole or in part, information concerning the Corporation’s sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer’s purchases from the Corporation, the Corporation’s sources of supply, the Corporation’s patents, patent applications, licenses, computer programs, system documentation, special hardware, product hardware, related software development, the Corporation’s present or contemplated products, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Corporation or relating to the Corporation’s affairs (collectively referred to herein as the “Confidential Information”); (ii) the Confidential Information is the property of the Corporation; (iii) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Corporation; and (iv) it is essential to the protection of the Corporation’s good will and to the maintenance of the Corporation’s competitive position that the Confidential Information be kept secret and that Executive not disclose the Confidential Information to others or use the Confidential Information to Executive’s own advantage or the advantage of others.

               (b) Executive further recognizes and understands that to the extent his duties at the Corporation included the preparation of materials, including written or graphic materials, any such materials conceived or written by him was done as “work made for hire” as defined and used in the Copyright Act of 1976, 17 USC § 1 et seq. In the event of publication of such materials, Executive understands that since the work is a “work made for hire,” the Corporation will solely retain and own all rights in said materials, including right of copyright, and that the Corporation may, at its discretion, on a case-by-case basis, grant Executive by-line credit on such materials as the Corporation may deem appropriate.

               (c) Executive agrees to continue to hold and safeguard the Confidential Information in trust for the Corporation, its successors and assigns and agrees that he shall not, without the prior written consent of the Corporation, either directly or indirectly, misappropriate or disclose or make available to anyone for use outside the Corporation’s organization at any time, any of the Confidential Information, whether or not developed by Executive.

               (d) The restrictions on use or disclosure of Confidential Information contained in this Section 7 shall not apply to any data or information which is or may be (i) through no fault of Executive, generally known to the public or throughout the industry in which the Corporation is engaged; or (ii) received by Executive from a third party not in violation of any express or implied obligation owing to the Corporation.

               (e) Executive shall promptly deliver to the Corporation all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals and any products or processes used by the Corporation and, without limiting the foregoing, shall promptly deliver to the Corporation any and all other documents or materials containing or constituting Confidential Information.

               (f) Notwithstanding any other provision of this Section 7, the slides relating to the Corporation’s history, management philosophy and classroom presentations currently in the possession of Executive may be retained and used by him.

               (g) Executive agrees that in the event of publication by Executive of written or graphic materials the Corporation will retain and own all rights in said materials, including right of copyright.

               (h) The Corporation and Executive agree that the rights conveyed by this Agreement are of a unique and special nature. Executive and the Corporation agree that any violation of this Section 7 will result in immediate and irreparable harm to the Corporation and that in the event of any actual or threatened breach or violation of any of the provisions of this Section 7, the Corporation shall be entitled as a matter of right to an injunction or a decree of specific performance without bond from any equity court of competent jurisdiction. Executive waives the right to assert the defense that such breach or violation can be compensated adequately in damages in an action at law. Nothing in this Agreement will be construed as prohibiting the Corporation from pursuing any other remedies at law or in equity available to it for such breach or violation or threatened violation.

     8. Executive’s Noncompetition. Executive covenants and agrees that for a period ending on the second anniversary of the Retirement Date (except that for the restriction in subsection (c) below the period shall end on the first anniversary of the Retirement Date) (and any amount of time during such period during which he is in violation of this provision) he shall not:

(i)	in the United States of America, or in any other country of the world in which the Corporation has done business at any time during the two (2) years immediately prior to the Retirement Date, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, engage or participate in, be connected with, lend credit or money to, furnish consultation or advice or permit his name to be used in connection with, any Competing Business (provided that (i) he may hold up to 5% of any outstanding class of publicly traded securities of any such entity and (ii) he may be so involved with any such person or entity provided that his involvement does not relate to the Competing Business of such person or entity). For purposes of this Agreement, the term “Competing Business” shall mean any person, corporation or other entity engaged in the business of: selling or attempting to sell any product or service which competes with (i) products or services sold by the Corporation within the two (2) years immediately prior to the Retirement Date or (ii) new products of the Corporation with respect to which the Corporation had allocated engineering resources as of the Retirement Date to develop such new products;

(ii)	for a Competing Business, solicit the trade of, or trade with, any customer, prospective customer, supplier, or prospective supplier of the Corporation; or

(iii)	directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Corporation to leave the Corporation for any reason whatsoever.

The covenants, restrictions, agreements and obligations set forth herein are founded upon valuable consideration (including, without limitation, any payments made pursuant to Section 2 and/or 3 of this Agreement) and, with respect to the covenants, restrictions, agreements and obligations set forth in this Section are each divisible and separable and, in the event that any covenant not to compete contained herein is judicially held invalid or unenforceable as to such time period and/or geographical area, it will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable

     9. Non-Admission of Liability. It is acknowledged and agreed that nothing contained herein, including but not limited to the consideration paid hereunder, constitutes or will be construed as an admission of liability or of any wrongdoing or violation of law on the part of either Party hereto.

     10. Non-Disparagement.

               (a) Executive agrees that he will not, at any time prior to the second anniversary of the Retirement Date (or, if earlier, the breach by the Corporation of its obligations under Section 10(b) hereof), directly or indirectly, make any disparaging statements about the Corporation or any Releasee to any current, former or prospective employer, any applicant referral source, any current, former or prospective employee of the Corporation, any current, former or prospective customer or supplier of the Corporation, the media, or to any other person or entity.

               (b) The Corporation agrees that none of the members of the Board or the executive council of the Corporation as constituted on the date hereof, at no time prior to the second anniversary of the Retirement Date (or, if earlier, the breach by Executive of his obligations under Section 10(a) hereof), will make any disparaging statements about Executive to any former or prospective employer of Executive, the media, or to any other person or entity. The Corporation will instruct its employees not to make any disparaging statements about Executive.

               (c) As used in this Section 10, the term “disparaging statement” means any communication, oral or written, which would cause or tend to cause the recipient of the communication to question the integrity, competence, or good character of the person or entity to whom the communication relates.

               (d) Notwithstanding the foregoing provisions of Sections 10(a), in the event that an employee of the Corporation who is not a member of the executive council of the Corporation as constituted on the date hereof makes a disparaging statement about Executive, then Executive shall not be in violation of Section 10(a) above if he issues statements of fact in defense of such disparaging statement.

     11. Consulting Services. During the two (2) year period following the Retirement Date, Executive agrees to serve as a consultant to the Corporation as may be reasonably requested by the Corporation. Executive shall be compensated for such services at a rate of $160 per hour, payable within thirty (30) days following Executive’s invoicing therefor. Executive will not be required to provide more than twenty (20) hours of consulting services in any given calendar month and such services shall be scheduled to be performed at such time or times as may be convenient for Executive. Executive shall be reimbursed for all legitimate business expenses incurred in the performance of such services in accordance with the Corporation’s prevailing policies and procedures relating thereto.

     12. Remedies for Breach. Each Party will be entitled to pursue any remedy available at law or in equity for any breach of this Agreement by the other Party. Each Party acknowledges that remedies at law may be inadequate to protect against its breach of this Agreement and hereby in advance agrees, without prejudice to any rights to judicial relief the other Party may otherwise have, to the granting of equitable relief, including injunctive relief, in the other Party’s favor without proof of actual damages.

     13. Representations/Warranties by Executive. Executive represents and warrants to the Corporation that the following statements are true and correct:

(a)	Executive is signing this Agreement voluntarily and is legally competent to do so.

(b)	Executive has been advised to consult, and has in fact consulted, an attorney of his own choice before signing this Agreement.

(c)	Executive has read and fully understands each of the provisions of this Agreement, he has been given sufficient and reasonable time to consider each of them and fully understands his rights under all applicable laws and the ramifications and consequences of his execution of this Agreement.

(d)	No promises, agreements or representations have been made to Executive to induce him to sign this Agreement, except those that are written in this Agreement.

(e)	Executive has not, in whole or in part, sold, assigned, transferred, conveyed or otherwise disposed of any of the Claims covered by the release set forth in Section 6(a) (the “Executive’s Release”).

(f)	The consideration received by Executive for the Executive’s Release constitutes lawful and adequate consideration.

(g)	Executive has not engaged in any of the activities listed in subsections (a)-(g) of Section 5 hereof.

(h)	Executive waives any notice requirements under the Corporation’s by-laws with respect to any of the Board’s meetings to consider the approval of the terms and conditions of this Agreement.

     14. Representations/Warranties by the Corporation. The Corporation represents and warrants to Executive that the following statements are true and correct:

(a)	This Agreement has been duly authorized and executed by the Corporation.

(b)	The Corporation has not, in whole or in part, sold, assigned, transferred, conveyed or otherwise disposed of any of the Claims covered by the release set forth in Section 6(b) (the “Corporation’s Release”).

(c)	The consideration received by the Corporation for the Corporation’s Release constitutes lawful and adequate consideration.

     15. Waiver of Rights. If on one or more instances either Party fails to insist that the other Party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such Party of any past, present, or future right granted under this Agreement; and the obligations of both Parties under this Agreement shall continue in full force and effect.

     16. Severability/Applicability. If any provision, section or subsection of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement, including any other provision, section or subsection. Each provision, section and subsection of this Agreement is separable from every other provision, section and subsection, and constitutes a separate and distinct covenant.

     17. Successors & Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, assigns, executors, administrators and personal representatives.

     18. Notices. All notices, requests, demands, claims and other communications under this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given the next business day (or when received if sooner) if it is sent by (a) confirmed facsimile; (b) overnight delivery; or (c) registered or certified mail, return receipt requested, postage prepaid, and addressed, to the respective address of such Party specified below its or his signature below. Either Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth below using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner provided in this Agreement. Each Party irrevocably consents to service of process in connection with disputes arising out of this Agreement or otherwise in the manner provided for notices in this Section 18. Nothing in this Agreement will affect the right of any Party to service process in any other manner permitted by law.

     19. Public Announcement of Retirement. The Parties agree that the Corporation will file with the Securities and Exchange Commission (the “SEC”) a report on Form 8-K and the Corporation will issue a press release each of which will disclose both (i) Executive’s resignation as a director and retirement as an executive officer of the Company and (ii) the Corporation’s preliminary earnings for the fourth quarter of the Corporation’s 2004 fiscal year. Executive acknowledges and agrees that he has received and reviewed those provisions of the press release that will be issued that relate to his resignation and retirement, agrees fully with the statements made by the Corporation therein with respect thereto, and has not provided and will not provide to the Corporation any written correspondence concerning the circumstances surrounding his resignation. Executive acknowledges and agrees that his resignation as a director did not involve any disagreement with the Corporation on any matter relating to the Corporation’s operations, policies or practices within the meaning contemplated by Form 8-K.

The Parties agree not to issue any press release, make any public statements or file any report with the SEC concerning Executive’s resignation as a director and retirement as an executive officer of the Corporation that would conflict with the statements made by the Corporation regarding Executive’s resignation as a director and retirement as an employee as set forth in that portion of the press release referred to above and set forth as Exhibit A hereto.

     20. Sub-certification of 2004 Annual Report. In connection with the preparation of the Corporation’s Annual Report on Form 10-K for the 2004 fiscal year (the “Annual Report”) and prior to the filing by the Corporation of such Annual Report with the SEC, Executive shall provide to the Corporation promptly following the Corporation’s request (and in no event more than seven (7) business days after such request) a duly executed original of the Certificate attached hereto as Exhibit C (the “Sub-certification Certificate”). The Corporation shall provide to Executive a copy of the Annual Report and the Corporation’s Proxy Statement on Schedule 14A at the time of requesting such Certificate. If the Corporation requests that Executive provide the Sub-certification Certificate and Executive provides the same to the Corporation within the foregoing time frame, the Corporation shall indemnify and hold harmless Executive, to the fullest extent provided under applicable law, against any losses, claims, damages, liabilities, action, suit, proceeding, cost or expense (including reasonable attorney’s fees) (collectively, “Liabilities”) arising out of or pertaining to any action against Executive for any material misstatement or omission in the Annual Report; provided, however, notwithstanding the foregoing provisions of this sentence, the Corporation shall have no obligation to indemnify or hold harmless Executive for Liabilities arising out of or pertaining to any material misstatement or omission in the Annual Report which is actually known to Executive (without duty of investigation) at the time of his delivery to the Corporation of the Sub-certification Certificate.

     21. Legal Fees & Other Expenses. On the Retirement Date, the Corporation shall pay to Kirkpatrick & Lockhart Nicholson Graham LLP, counsel to Executive (“Kirkpatrick”), an amount equal to $50,000, the estimated reasonable attorneys fees and expenses incurred through the Retirement Date on behalf of Executive in connection with issues arising incident to the retirement of the Executive and his resignation from the Board, including, without limitation, the negotiation and execution of this Agreement. On or before the close of business on the second business day after the Retirement Date, Kirkpatrick will deliver to the Corporation a detailed invoice reflecting the actual fees and expenses incurred. Notwithstanding any other provision of this Agreement to the contrary, such fees and expenses shall not exceed $50,000. In all other respects each Party is responsible for paying his or its own fees (including legal fees), costs and expenses incurred to date and all fees (including legal fees), costs and expenses arising out of or incidental to the negotiation and implementation of this Agreement.

     22. Entire Agreement. This Agreement supersedes and replaces all prior and contemporaneous written or oral agreements relating to Executive’s employment, compensation and employment termination, including the Employment Agreement, but not including any and all stock option agreements between Executive and the Corporation and any employee benefit plans or programs.

     23. Interpretation; Enforcement. This Agreement will be interpreted and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws provision. Each Party hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the Commonwealth of Pennsylvania having subject matter jurisdiction in this matter. Each Party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.

     24. Amendment. No provision of this Agreement may be modified, amended or revoked, except in a writing signed by Executive and an authorized official of the Corporation.

[Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WITNESS:
/s/ Sanford B. Ferguson		/s/ Christian L. Allison

Christian L. Allison

	Address:	148 Irwin Avenue
Pittsburgh, PA 15202

TOLLGRADE COMMUNICATIONS, INC.

	By:	/s/ Sara M. Antol

	Name:	Sara M. Antol

	Title:	General Counsel and Secretary

	Address:	493 Nixon Road
Cheswick, PA 15024

Exhibit A

PRESS RELEASE EXCERPT

PITTSBURGH, January 18, 2005 — The Board of Directors of Tollgrade Communications, Inc. (Nasdaq: TLGD) today announced that Company President Mark B. Peterson has been promoted to become its new Chief Executive Officer, effective immediately. He succeeds Chairman and CEO Chris Allison, who is retiring from both positions, as well as from the Company’s Board, to pursue early-stage entrepreneurial ventures, teaching, philanthropic activities, business media commentary and consulting.

“We wish to thank Chris Allison for his many contributions to Tollgrade in his nine years as chief executive, particularly his stewardship of the Company through difficult market conditions,” said Director Daniel P. Barry. “With Mr. Allison’s leadership, the Company was able to continue to show profitability at a time when most of its peers were not able to do so. For some time, Mr. Allison had been contemplating such a career change and the Board has been actively working on implementing its succession plan. We wish Mr. Allison well in his future endeavors.”

Exhibit B

CERTIFICATE

The undersigned hereby certifies as follows:

1.	I understand that this certificate will be relied upon by the Chief Executive Officer and Chief Financial Officer of Tollgrade Communications, Inc. (the “Corporation”) in making the certifications required of them in the Corporation’s annual report for its 2004 fiscal year on Form 10-K (the “Annual Report”).

2.	I have reviewed the Annual Report (as distributed on ___, 2005). I did not participate in the preparation of the Annual Report.

3.	Based on my actual knowledge (without duty of investigation) gained during my employment by the Corporation, except as set forth in the Schedule attached hereto, nothing has come to my attention that causes me to believe that the Annual Report contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading.

4.	Based on my actual knowledge (without duty of investigation) gained during my employment by the Corporation, except as set forth in the Schedule attached hereto, nothing has come to my attention that causes me to believe that the financial statements and other financial information included in the Annual Report, do not fairly present in all material respects the financial conditions, results of operations and cash flows of the corporation as of, and for, the year ended December 31, 2004.

5.	Based on my actual knowledge (without duty of investigation) gained during my employment by the Corporation, except as set forth in the Schedule attached hereto, nothing has come to my attention that causes me to believe that there is any material weakness or significant deficiency in the design or operation of the Corporation’s disclosure controls and procedures or the Corporation’s internal controls over financial reporting as they existed and were utilized as of the last day of my employment by the Corporation, which could adversely affect the Corporation’s ability to timely and accurately report the financial and other information required to be disclosed by the Corporation in its periodic reports required to be filed pursuant to the Securities Exchange Act of 1934, as amended.

Date: ______________, 2005

Christian L. Allison